UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2019

Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	561-998-2440

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	[X]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2019 Bright Mountain Media, Inc. and its wholly-owned subsidiary BMTM2, a Florida corporation (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New Distribution Network, Inc., a Delaware corporation (“NDN”) F/K/A Inform Inc.. The Merger Agreement provides that upon the terms and subject to the conditions set forth therein, NDN shall be merged with and into the Merger Sub with the Merger Sub as the surviving entity (the “Merger”) upon consummation of the Merger the Merger Sub will continue to operate as a wholly-owned subsidiary of Bright Mountain Media and the Merger Sub continuing the operations of NDN pre-closing.

Based in Atlanta, Georgia, NDN F/K/A Inform, Inc. provides data-driven technology solutions for the syndication and monetization of contextually relevant, personalized premium video content. Inform seeks to solve the industry’s supply challenge for premium video by creating new video streams and impression opportunities across the most desirable online publishing destinations in the United States. Inform has aggregated a digital audience which provides ad buyers with near certainty in reaching target demographics.

Bright Mountain will issue up to an aggregate of 22,000,000 shares (the “Total Consideration Shares”) of its common stock upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) and warrants to purchase shares of Bright Mountain common stock as follows:

●	Each share of NDN’s outstanding Series A1 Preferred Stock and common stock, other than shares to which holders shall have exercised dissenter’s rights in accordance with Delaware law, shall be cancelled and extinguished and converted into the right to receive shares of Bright Mountain’s common stock based upon a paid-in capital basis, and subject to a $1.75 conversion price of our common stock. For every $1.75 of paid-in capital by an NDN stockholder, the NDN stockholder will receive one share of Bright Mountain common stock;

●	All NDN warrants and options outstanding at the Effective Time will terminate and be cancelled unless exercised prior to the Effective Time. Bright Mountain shall attempt, in the future, to provide value to NDN’s option holders;

●	Outstanding promissory notes due by NDN will convert as follows:

●	Bridge notes in the current principal amount of $776,000 will convert into shares of Bright Mountain’s common stock at a conversion price of $0.50 per share, with one common stock warrant exercisable at $0.75 per share and one common stock warrant exercisable at $1.00 per share issued for each conversion share. The premium of the bridge notes will be converted into shares of Bright Mountain’s common stock at a conversion price of $1.75 per share, and all accrued but unpaid interest will be forgiven by the noteholders;

●	The open line of credit of approximately $660,000 due Mr. Greg Peters, NDN’s Chief Executive Officer, will be converted into shares of Bright Mountain’s common stock at a conversion price o $0.50 per share, with one common stock warrant exercisable at $.75 per share and one common stock warrant exercisable at $1.00 per share issued for each conversion share; and

●	The SAFE Investment, which represents $234,706 in capital prepaid by investors toNDN in 2018 for shares of Preferred A2 stock that was never issued, will be converted into shares of Bright Mountain common stock at a conversion price of $1.75 per share.

The Total Consideration Shares will be subject to lock up restrictions on resale as determined by Bright Mountain and 25% percent of the shares will be placed in escrow to satisfy certain obligations.

In addition, Bright Mountain shall enter into an employment arrangement and non-compete agreement with Greg Peters.

The Merger Agreement contains customary representations and warranties from each party to the agreement, and each party has agreed to customary covenants, including, among others covenants relating to (1) the conduct of NDN’s business during the interim period between the execution of the Merger Agreement and the Effective Time of the Merger, (2) obligations to use their reasonable best efforts to take all steps necessary to consummate the Merger.

In addition to customary conditions to closing, the completion of the Merger is subject to:

●	NDN shall have no short term or long term debt other than accounts payables liabilities not to exceed $4,000,000, and NDN shall have at least $1,100,000 in account receivable; and

●	The Board of Directors and stockholders of NDN shall have approved the Merger.

The Merger Agreement may be terminated:

●	by either party upon a breach by the other party of any representation, warranty or covenant in the Merger Agreement, subject to certain cure periods; or

●	by Bright Mountain upon the occurrence of any event which would have a Material Adverse Effect (as that term is defined in the Merger Agreement) on NDN.

The foregoing description of the Merger, the Merger Agreement and the related transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this report.

No.	Exhibit Description
2.1	Agreement and Plan of Merger dated November 14, 2019 by and among Bright Mountain Media, Inc., BMTM2 and News Distribution Network, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bright Mountain Media, Inc.
Date: November 12, 2019
	By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer